Exhibit 10.21

November 23, 2011

Kurt Ekert

Chief Commercial Officer

Travelport GDS

Dear Kurt:

This letter agreement (“Letter Agreement”) will amend the October 21, 2011 employment agreement between you and Travelport, LP (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Employment Agreement. Effective January 1, 2012, your Target Annual Bonus is increased to 100%. As discussed with you, the foregoing increase in your Target Bonus is in lieu of the Company’s March 2012 annual review of your annual Base Salary. Except as expressly amended herein, the Employment Agreement remains in full force and effect as written.

Please indicate your acceptance of these terms by signing below.

Very truly yours,

/s/ Gordon Wilson
Gordon Wilson
President and CEO
Travelport, LP
By Travelport Holdings, LLC, as General Partner

ACCEPTED AND AGREED TO:

/s/ Kurt Ekert
Kurt Ekert